Exhibit 99.1

FOR MEDIA INQUIRIES, CONTACT:	FOR INVESTOR INQUIRIES, CONTACT:
Krysta Larson, Director of Global Public Relations	Tim Gagnon, Director of Investor Relations
Email: krysta.larson@chrobinson.com	Email: tim.gagnon@chrobinson.com

C.H. Robinson Expands Global Network, Acquires APC Logistics

Minneapolis, Minnesota, August 31, 2016 – C.H. Robinson continues to grow its global presence and today announced it has entered into a definitive agreement to acquire APC Logistics, a leading provider of freight forwarding and customs brokerage services in Australia and New Zealand. The two companies have had a long-standing exclusive agent relationship for business in Australia and New Zealand. The agreement is subject to certain customary closing conditions, including regulatory approval.

“This acquisition allows us to add great talent to our Global Forwarding team and advances the strategy to expand our global network,” said John Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “We will work hard to successfully integrate the valued employees, customers and suppliers of APC.”

APC Logistics is a privately held international freight forwarder, providing ocean, air, customs brokerage and consultancy services, currently serving over 3,000 customers and suppliers. Founded in 1974 and headquartered in Melbourne, Australia, APC Logistics employs approximately 300 people and has seven offices in Australia and two offices in New Zealand. APC had $334.2 million AUD (approximately $251 million USD) in total revenues for the fiscal year ended June 30, 2016. C.H. Robinson intends to purchase APC Logistics for approximately $300 million AUD (approximately $225 million USD) in cash. The acquisition is expected to be accretive in 2016 and 2017 and will be financed through cash and funds drawn from C.H. Robinson’s existing revolving credit facility.

“By joining C.H. Robinson, we are building on the business we have done together for more than 16 years,” said Tony Considine, Chief Executive Officer of APC Logistics. “We are extremely excited to have our business be part of C.H. Robinson, a leading global company, and believe this will position us to better serve our customers and foster growth by leveraging C.H. Robinson’s vast network and core service offerings.”

C.H. Robinson’s Global Forwarding business currently serves four continents and 37 countries, with approximately 3,500 employees and 109 offices worldwide, and is the #1 non-vessel operator (NVO) from China to the United States. Global forwarding clients leverage C.H. Robinson’s considerable freight volumes to access available capacity at competitive rates.

“APC Logistics is a high quality company with a proven track record of success. Combining their expertise and strong customer and carrier relationships with C.H. Robinson’s service offerings and network will create more robust capabilities for our customers and add scale to our business,” said Mike Short, President of C.H. Robinson’s Global Forwarding division. “We are excited to welcome the talented team at APC Logistics to C.H. Robinson.”

Once the deal closes, C.H. Robinson will integrate APC Logistics into its Global Forwarding division and single global technology platform, Navisphere®.

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About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and Managed Services for more than 110,000 customers and 68,000 contract carriers through our integrated network of 280 offices and more than 13,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

About APC Logistics

APC Logistics is one of Australia and New Zealand’s largest independently owned, international freight forwarders and customs brokers. Since 1974 its goal has been to provide exemplary service. The company has continued to grow and win business by doing more for its clients with innovative and flexible freight solutions.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports. In addition, such forward-looking statements relate to the expected closing date of the acquisition and the anticipated benefits of the acquisition. Actual results could differ materially from those projected in these forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals; (ii) the inability of C.H. Robinson to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of APC Logistics; or (iv) unanticipated negative reaction to the proposed transaction by customers or suppliers. In addition, our expectation regarding the increase in our current revolving credit facility is subject to negotiation of acceptable terms and documentation with the lenders. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date.